Exhibit 5.1

March 17, 2025

Synopsys, Inc.
675 Almanor Avenue
Sunnyvale, California 94085

Ladies and Gentlemen:

We have acted as special counsel to Synopsys, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (Registration No. 333-285378) (including the documents incorporated by reference therein, but excluding Exhibit 25.1, is herein called the “Registration Statement”) and the prospectus, dated February 27, 2025, as supplemented by the prospectus supplement, dated March 3, 2025 (together, the “Prospectus”), relating to the Company’s offering of $1,000,000,000 aggregate principal amount of its 4.550% Senior Notes due 2027 (the “2027 Notes”), $1,000,000,000 aggregate principal amount of its 4.650% Senior Notes due 2028 (the “2028 Notes”), $2,000,000,000 aggregate principal amount of its 4.850% Senior Notes due 2030 (the “2030 Notes”), $1,500,000,000 aggregate principal amount of its 5.000% Senior Notes due 2032 (the “2032 Notes”), $2,400,000,000 aggregate principal amount of its 5.150% Senior Notes due 2035 (the “2035 Notes”) and $2,100,000,000 aggregate principal amount of its 5.700% Senior Notes due 2055 (the “2055  Notes” and together with the 2027 Notes, 2028 Notes, 2030 Notes, 2032 Notes and 2035 Notes, the “Securities” ).

The Securities were issued pursuant to an indenture dated as of March 17, 2025 (the “Base Indenture”), as amended and supplemented by the first supplemental indenture dated as of March 17, 2025 (the “First Supplemental Indenture”), entered into among the Company and U.S. Bank Trust Company, National Association, as trustee, registrar, paying agent and transfer agent (the “Trustee”). As used herein, “Indenture” means the Base Indenture, as supplemented by the First Supplemental Indenture.

Synopsys, Inc., p. 2
In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;
(b)	the Prospectus and the documents incorporated by reference therein;
(c)	executed copies of the Base Indenture and the First Supplemental Indenture; and
(d)	facsimile copies of the Securities in global form as executed by the Company and authenticated by the Trustee.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued and are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, we (a) have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Indenture or the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

We note that the designation in Section 10.10 of the Base Indenture of the federal courts located in the City of New York as a venue for actions or proceedings relating to the Indenture and the Securities is (notwithstanding the waiver in Section 10.10 of the Base Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

Synopsys, Inc., p. 3
We express no opinion as to the enforceability Section 10.16 of the Base Indenture relating to currency indemnity.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters”, as counsel for the Company that has passed on the validity of the Securities, and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated March 17, 2025. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Helena K. Grannis
Helena K. Grannis, a Partner